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                                                                  EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into as of the 9th day of July, 1998, by and between PC Flowers & Gifts, Inc., a Delaware corporation, the principal executive office of which is located at 134 Davenport Drive, Stamford, Connecticut 06902 (the "Corporation"), and William J. Tobin, an individual residing at 134 Davenport Drive, Stamford, Connecticut 06902 (the "Executive").

                                WITNESSETH THAT:

      WHEREAS, the execution and delivery of this Agreement is a condition to the employment of the Executive by the Corporation and the purchase by Fingerhut Companies, Inc. ("Fingerhut") of securities of the Corporation and is entered into as an inducement to Fingerhut to make such purchase; and

      WHEREAS, the Corporation desires to employ the Executive in the capacity hereinafter stated, and the Executive desires to enter into the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

      1. Employment Period. The Corporation hereby agrees to employ the Executive as its chief executive officer and president and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the date first above written (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Employment Period").

      2. Performance of Duties. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote during normal business hours his undivided attention, business energies and talents to fulfilling the duties of chief executive officer and president of the Corporation and shall be in charge of and responsible for the general and supervisory duties normally and customarily attendant to such office, and shall render such other lawful services, and exercise such powers, that are from time to time requested of him, assigned to him or vested in him by the Board of Directors of the Corporation (the "Board") and that are commensurate with his position as chief executive officer and president. The Executive shall not have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have an adverse effect upon the ability of the Executive to perform his duties hereunder.

      3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Corporation for his services as follows:

            (a) The Executive shall receive, for each 12-consecutive month period beginning on the Commencement Date and each anniversary thereof, a rate of salary that is $175,000 for the first 12-month period and $200,000 for the second and third 12-month

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      periods (such rate, as is in effect from time to time, "Base Salary").
      This Agreement shall be extended automatically for a period of 12 months at the end of the third 12-month period and each 12-month period thereafter at a rate of $200,000 unless the Corporation or the Executive gives notice of termination not less than 60 days prior to the end of each such period, in which event employment will terminate at the end of such period.

            (b) The Corporation shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses ("Reimbursable Expenses") incurred or paid by him during the Employment Period in the performance of his services under this Agreement, provided that the Executive furnishes to the Corporation appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

            (c) The Corporation shall pay to the Executive, not later than the date on which the Corporation shall have filed its tax returns for the periods ended December 31, 1997 and the date hereof (the "Taxable Periods"), an amount sufficient to make the Executive whole, on an after-tax basis (after giving effect to the Federal income deduction resulting from the payment of Connecticut income tax), for any net increase in the Executive's Federal and Connecticut income tax (as determined by applying the maximum applicable marginal tax rates, and after giving effect to the net tax benefit derived by the Executive from any net loss derived by the Corporation in either of the Taxable Periods) resulting form the pass-through to the Executive of his share of the Corporation's items of income and loss for the Taxable Periods.

      4. Benefits. The Executive shall be entitled to such benefits as are provided to all employees of the Corporation and such other benefits as are approved by the Board of Directors of the Corporation, including the benefits set forth in Exhibit A ("Benefits"). As such time as the Corporation becomes a subsidiary of Fingerhut the Executive shall be entitled to participate in the benefit plans available generally to senior executives of subsidiaries of Fingerhut which shall be at least as favorable, in the aggregate, to the Executive as the Benefits.

      5. Compensation Due Upon Termination. The Executive's right to compensation for periods after the date his employment with the Corporation terminates shall be determined in accordance with the following:

            (a) Voluntary Resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resignation, except for the payment of Base Salary in effect at the time and accrued through the date of such resignation and Reimbursable Expenses incurred through such date. For purposes of this paragraph 5, the Executive's termination of employment with the Corporation shall not be on account of his voluntary resignation, and shall be deemed to be discharged by the Corporation without cause, if he resigns following the occurrence of one of the following events: the assignment to Executive of duties inconsistent with the Executive's positions, duties, responsibilities, titles or offices


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      as described in paragraph 2 above; the relocation of the Executive's principal place of business to a state other than Connecticut; a material breach of any of the provisions of paragraph 3; or any material reduction by the Corporation of the Executive's duties or responsibilities (including the appointment, without the Executive's consent, of an executive officer senior to him); provided that, in each case, the Corporation has not cured such breach within 10 days after having received written notice thereof from the Executive.

            (b) Discharge for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive's employment with the Corporation is terminated on account of the Executive's discharge for cause except for benefits in effect at such time, Base Salary in effect at such time and accrued through the date of such termination and Reimbursable Expenses incurred through such date. The Executive shall be considered discharged for "cause" if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

                  (i) the Executive becomes habitually addicted to drugs or
            alcohol;

                  (ii) the Executive discloses confidential information in
            violation of paragraph 6 except for any such disclosure which individually or in the aggregate with other such events could not have a material adverse effect on the Corporation;

                  (iii) the Executive is convicted of a felony (other than a felony resulting from a traffic violation);

                  (iv) the Executive willfully fails to follow a material,
            direct lawful order from the Board that is within the reasonable scope of the Executive's duties under this Agreement and (A) the Executive has been given a period of thirty (30) days after the Executive's receipt of written notice form the Board providing a detailed description of the order that has been breached to cure such breach, and (B) if the Breach is capable of cure, the Executive has not cured such breach within such 30-day period; or

                  (v) the Executive commits an act of material fraud against the
            Corporation or violates a duty of loyalty to the Corporation as interpreted under Section 141 of the Delaware General Corporation Law.

            (c) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive's employment with the Corporation terminates on account of disability except for Base Salary in effect at such time earned and accrued through the date of such disability and Reimbursable Expenses incurred through such date. For purposes of this subparagraph 5(c), the determination of whether the Executive is disabled shall be determined in accordance with the Corporation's long term disability plan if in existence, or by the Board, in its reasonable discretion.


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            (d) Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date of the Executive's death except for Base Salary in effect at such time earned and accrued through the date of death, payable to the Executive's beneficiary, as the Executive shall have indicated in writing to the Corporation (or if no such beneficiary has been designated, to the Executive's estate) and Reimbursable Expenses incurred through such date.

            (e) Termination Notice. Any termination by the Corporation shall be communicated by written notice to the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

            (f) The final date for which payments are due under this paragraph 5 is the "Employment Termination Date."

      6. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential until the second anniversary of the Employment Termination Date (the "Confidentiality Period") all material nonpublic information concerning the Corporation and its affiliates which was acquired by or disclosed to the Executive during the course of his employment by the Corporation, any of its affiliates and predecessors, including proprietary information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to sue it in any way except for such information that is customarily disclosed in the normal course of business or with the intention of benefiting the Corporation; provided, however, that the provisions of this paragraph 6 shall not apply to information which is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality; and provided further, that the Corporation recognizes that the Executive shall, during the course of his employment with the Corporation, acquire certain general information regarding the financial condition, and purchasing trends of the Corporation's customers and agrees that the provisions of this paragraph 6 shall not apply to the use of such general information provided the use thereof does not violate applicable Federal or state laws or the provisions of paragraph 7 hereof.

      7. Non-Competition. Provided the Corporation has met all of its material payment obligations to the Executive hereunder, the Executive agrees that for the period commencing on the Commencement Date and ending on the Non-Competition Termination Date, as hereafter defined (the "Non-Competition Period"), the Executive will not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person, engage in any business activity relating to selling and/or marketing flowers and items commonly associated with gift-giving occasions throughout the world; provided, however, that the record or beneficial ownership by the Executive of Common Stock of the Corporation or of five percent (5%) or less of the outstanding publicly traded capital stock of any such Person does not constitute engaging in such business activity. The Executive further


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agrees that, during the Non-Competition Period, the Executive shall not in any capacity, either separately, jointly or in association with others, directly or indirectly do any of the following: (a) recruit, solicit, induce or otherwise influence any of the Corporation's or any subsidiary's employees, consultants, agents, suppliers, customers or prospects to discontinue, reduce or modify such relationship with the corporation or any subsidiary; (b) employ or seek to employ any Person or agent who is then employed or retained by the Corporation or any subsidiary (or who was so employed or retained at any time within the six months prior to the date the Executive employs or seeks to employ such person); and (c) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer or any other Person which has a business relationship with the Corporation or any subsidiary, at any time during the Non-Competition Period, to discontinue or reduce or modify the extent of such relationship with the Corporation or any subsidiary. As used herein, "Non-Competition Termination Date" means the later to occur of (i) June 30, 2000 or (ii) one year following the Employment Termination Date; provided, however, if a Qualified Public Offering (as defined in the Stockholders Agreement) occurs prior to the occurrence of the events identified in clause (i) or clause (ii), then the Non-Competition Termination Date shall be the later to occur of (i) June 30, 2001, or (ii) one year following the occurrence of the Qualified Public Offering.

      8. Technology Ownership. Executive hereby assigns to the Corporation all inventions, discoveries, designs, trade secrets, formulae, processes, methods, techniques, mask works, improvements, developments, concepts, computer programs, databases and works which Executive may make or acquire during the term of his employment hereunder, whether or not during working hours and whether made solely or jointly with others, that (1) are related to the past, present or probable future business of the Corporation at the time they are made or acquired, or (2) are made using the equipment, supplies, facilities, or proprietary information of the Corporation, as well as all patents, patent applications, copyrights, copyright registrations and all other intellectual property rights which cover, protect or are embodied in any of the foregoing, except for U.S. patent application Serial No. 08/785, 321 and Patent Cooperation Treaty Application No. PC71US98/00975, the rights to which shall be retained by the Executive pursuant to the terms of the Technology License Agreement entered into by the parties as of the date hereof.

      9. Executive Offices. The Corporation shall maintain executive offices for the Executive as the Executive's principal place of business in Fairfield County, Connecticut.

      10. Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation's assets and business.

      11. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's beneficiary or estate upon his death.


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      12. Remedies. The Executive acknowledges that the Corporation and
Fingerhut would be irreparably injured by a violation of paragraphs 6, 7 or 8 and agrees that the Corporation and Fingerhut shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 6, 7 or 8 or to any other appropriate equitable remedy without bond or other security being required. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement, to recover damages and costs (including reasonable attorney's fees and expenses) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

      13. Arbitration. Should the parties fail to settle any dispute or controversy arising out of or in relation to this Agreement, then such dispute or controversy shall be determined by arbitration in accordance with the rules of the American Arbitration Association (the "AAA"). Such dispute or controversy shall be settled by a panel of three arbitrators pursuant to an arbitration proceeding conducted in New York, New York. Either party may initiate an arbitration proceeding provided hereunder by giving written notice thereof to the other party in which the nature of the dispute or controversy is described in reasonable detail and one arbitrator is appointed. Within thirty (30) days following receipt of such notice, the other party shall appoint an arbitrator, the two arbitrators so appointed shall appoint a third arbitrator and such third arbitrator shall be the presiding arbitrator during the course of such arbitration proceedings. Any arbitrator appointed by the Corporation shall be appointed only with the written approval of Fingerhut. If a party fails to appoint an arbitrator, or the first two arbitrators appointed shall fail to appoint a third arbitrator, as provided above, then such arbitrator shall be appointed by the AAA in New York, New York. The three arbitrators so appointed shall constitute the panel of arbitrators for such arbitration and shall conduct such arbitration in accordance with the Arbitration Articles of the Rules of Conciliation and Arbitration of the AAA. Any determination of such panel shall be in writing and by majority vote. All fees and expenses of the AAA, the arbitrators and all other fees and expenses of any arbitration hereunder (including travel and lodging expenses, and the fees and expenses of experts and counsel) shall be borne entirely by whichever of the parties is set forth in the written determination of the arbitrators as the non-prevailing party. The award rendered by the arbitrators shall be final and binding upon the parties to the arbitration. Judgment upon any award rendered by arbitration may be entered in any court having jurisdiction thereof.

      14. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive. No waiver shall be effective unless approved in writing by Fingerhut.

      15. Notices. All notices, requests, other communications and distributions to any party hereunder shall be in writing (including prepaid overnight courier, telex, facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties.:

      (a) If to the Executive addressed as follows:


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          William J. Tobin
          134 Davenport Drive
          Stamford, CT  06902

      (b) If to the Corporation:

          PC Flowers & Gifts, Inc.
          134 Davenport Drive
          Stamford, CT 06902

          With a copy to:

          Fingerhut Companies, Inc.
          4400 Baker Road
          Minnetonka, MN  55453
          Attn:  Michael P. Sherman, Esq.

or to such other address as from time to time is provided to the other parties.

      16. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing with the written approval of Fingerhut, but without the consent of any other person and no person, other than the parties hereto, Fingerhut and the Executive's estate upon his death, shall have any rights under or interest in this Agreement or the subject matter hereof.

      17. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of Connecticut.

      18. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 5 shall only terminate after the obligations thereunder have been satisfied in full, paragraph 6 shall only terminate upon the expiration of the Confidentiality Period, paragraphs 7 shall terminate upon the expiration of the Non-Competition Period and paragraph 8 shall not terminate.


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      IN WITNESS WHEREOF, the Executive and the Corporation have executed this
Employment Agreement as of the day and year first above written.


                              ------------------------------
                              William J. Tobin


                              PC FLOWERS & GIFTS, INC.

                              By:
                                 ---------------------------

Approved:

FINGERHUT COMPANIES, INC.

By:
   ------------------------


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                                   Exhibit A
                            to Employment Agreement
                            between William J. Tobin
                          and PC Flowers & Gifts, Inc.

      1. During the Employment Period, the Executive shall have full use and enjoyment of an automobile allowance under the terms and conditions of the Corporation's standard auto allowance policy for senior executives as established by its Board of Directors.

      2. The Executive shall be entitled to three weeks' paid vacation during each full year during the Employment Period, subject to the Corporation's vacation policy for senior executives as established by its Board of Directors.

      3. The Executive shall be eligible to receive during the Employment Period all benefits, perquisites and emoluments for which senior executives (at the Executive's rank) are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions hereof, as such plans are established by the Corporation's Board of Directors.

      4. During the Employment Period, the Corporation shall provide the Executive with term life insurance pursuant to a plan with the terms and conditions established by the Corporation's Board of Directors.

      5. During the Employment Period, the Executive shall participate in the Corporation's group health, dental and disability programs under the general terms and provisions of such programs established by the Corporation's Board of Directors.


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